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                   FORWARD-LOOKING STATEMENTS

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and operations, capital expenditures, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of important factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The important factors that may influence the operations, performance, development and results of the Company's business include the following:

- In those markets where the Company maintains market leadership, it will most likely retain preferred retail space allocation which enhance results.

- Availability, pricing and sourcing of raw materials has been relatively stable and a competitive advantage but the inability to maintain this stability could modify results.

- The Company has historically been successful marketing to different segments of the population. Failure to adequately anticipate and react to changing demographics and product preferences could negatively affect results.

- Both manufacturing and sales of a significant portion of the Company's products are outside the United States and could be disadvantaged by volatile foreign currencies and markets.

- The Company competes worldwide with other well established manufacturers of chewing gum. The Company's results may be adversely affected by a failure of new or existing products to be favorably received, by ineffective advertising, or by failure to sufficiently counter aggressive competitive actions.

- Underutilization of or inadequate manufacturing capacity due to unanticipated movements in consumer demands could materially affect manufacturing efficiencies and costs.

- Discounting and other competitive actions may make it more difficult for the Company to maintain its historically strong operating margins.

- Governmental regulations with respect to import duties, tariffs and environmental controls, both in and outside the U.S., could negatively impact the Company's costs and ability to compete in domestic or foreign markets.

- The Company has not had any material labor stoppages, nevertheless, such disputes or strikes could unfavorably affect shipments from suppliers or shipment of finished product.

- The failure of basic infrastructure (i.e., utilities) could impede the ability of the Company's factories to continue operating.

- The failure of the Company's suppliers, customers or business partners to be Year 2000 ready could interrupt the Company's ability to continue to operate unimpeded into the Year 2000 and beyond.